Preferred Voice, Inc.

                   Announces Completion of $3 Million Offering

         Dallas, Texas -- August 25, 2000 -- Preferred Voice, Inc. (OTCBB:PFVI-news) announced the completion of an equity offering that raised $3 million in gross proceeds. This additional capital will support the Company's development of its VIP systems and continued development of its speech recognition technology in the telecommunications area.

         The Company sold 1,142,858 shares (the "Shares") of its common stock at a purchase price of $2.625 per share. The agreement with the investors provides for a downward adjustment in the purchase price, subject to certain exceptions, if the Company sells, or agrees to sell, securities of the Company at a purchase price (or with a conversion or exercise price) less than this purchase price during the next six months. The Company also issued to the purchasers a warrant exercisable for 5 years to purchase 1 share of common stock for each 4 Shares purchased in the offering at an exercise price of $2.625 per share, subject to certain adjustments.

         Stifel, Nicolaus & Company, Incorporated, a full service regional brokerage and investment banking firm headquartered in St. Louis, Missouri, served as the placement agent on behalf of the Company in this offering. Stifel, Nicolaus received in connection with the offering warrants to purchase 51,035 shares of common stock at an exercise price of $3.53 per share, subject to certain adjustments, in addition to commissions payable to it in cash. The warrants are exercisable for 5 years beginning on the first anniversary of the closing.

         The offering of such securities was not registered under the Securities Act of 1933 pursuant to Regulation D. Such securities may not be reoffered or resold absent registration under the Securities Act or pursuant to an applicable exemption from such registration requirements. The Company has agreed to grant certain registration rights to the purchasers of the Shares.

         The Company, based in Dallas, Texas, is a voice recognition technology company providing services to ILEC, CLEC and wireless companies nationwide. For more information about the Company, please visit .

Contact:
         Preferred Voice, Dallas

         Mary Merritt, (214) 265-9580
         www.preferredvoice.com

         Equity Communications
         Ira Weingarten (805) 897-1880